Exhibit 10.8

J. Mark Borseth

SEVERANCE AND NON-COMPETITION AGREEMENT
WITH RANPAK CORP.

This Severance and Non-Competition Agreement (this “Agreement”) is entered into between Ranpak Corp., an Ohio corporation (the “Company”), and J. Mark Borseth (“Executive”) as of this 26 day of May, 2015.

AGREEMENT:

SECTION 1. DEFINITIONS

(a) “Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with that specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of investments, management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means:

(l) Executive’s (i) fraud, (ii) embezzlement, or (iii) misappropriation of funds, in each case involving or against the Company or any of its subsidiaries or Affiliates,

(2) Executive’s (i) commission, indictment for or conviction of any crime which involves dishonesty or a breach of trust or (ii) commission or conviction of any felony,

(3) Executive’s gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or Affiliates which causes material detriment to the Company or any of its subsidiaries or Affiliates, including, without limitation, any violation of the United States’ Foreign Corrupt Practices Act of 1977, as amended,

(4) Executive commits a material violation of the Company’s Code of Conduct, or any similar statement or policy setting forth reasonable standards for employee conduct of which Executive had prior notice, which the Company reasonably determines makes him no longer able or fit to fulfill his responsibilities to the Company or any of its subsidiaries or Affiliates,

(5) Executive, after fair and reasonable notice from the Company, fails to fulfill his responsibilities to the Company and its subsidiaries and Affiliates, or

(6) Executive engages in any material breach of the terms of this Agreement.

Whether or not an event giving rise to “Cause” occurs will be determined by the Company in its sole discretion.

(d) “Competing Business” means any business which designs, distributes, provides, or sells in-the-box packaging systems, in-the-box packaging products, or in-the-box packaging-related services or any other business in which the Company or any of its subsidiaries or Affiliates is engaged as of the Termination Date.

(e) “Code of Conduct” means the Code of Conduct approved by the Board on July 23, 2007, as amended.

(f) “Disability” means a mental or physical condition that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months which renders Executive unable (as determined by the Company in good faith) to regularly perform his duties hereunder for a period of more than six consecutive months.

(g) “Earned Bonus” means the bonus, determined based on the actual performance of the Company for the full year in which Executive’s employment terminates, that Executive would have earned for the year in which his employment terminates had he remained employed for the entire year, prorated based on the ratio of the number of days during such year that Executive was employed to 365.

(h) “Good Reason” means (1) a material and continuing failure to pay to Executive compensation and benefits that have been earned, if any, by Executive, (2) any downward adjustment by the Company in Executive’s base salary in excess of 15%, (3) a material reduction in Executive’s title, position or responsibilities or (4) relocation of the Executive to a location greater than 50 miles from Concord Township, Ohio; provided, however, that, notwithstanding the foregoing, Executive shall not have Good Reason to resign his employment unless (i) he provides the Company with written notice of his termination of employment within 90 days after the initial occurrence of the act purported to constitute Good Reason, (ii) the Company has not remedied the alleged violation(s) on or before the date of termination specified in the notice of termination (which, for the avoidance of doubt, shall be a date not less than 30 days following the date such notice of termination is provided), and (iii) such resignation occurs on or prior to the second anniversary of such act.

(i) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

(j) “Termination Date” means the effective date of termination of Executive’s employment with the Company.

SECTION 2. TERMINATION OF EMPLOYMENT

(a) General. The Company shall have the right to terminate Executive’s employment at any time with or without Cause, and Executive shall have the right to resign at any time with or without Good Reason. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

(b) Termination by Company without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, the Company shall pay Executive his earned but unpaid base salary in accordance with the Company’s standard payroll practices (and, in any event, on or prior to March 15th of the calendar year following the calendar year in which such termination of employment occurs). In addition, subject to Section 4(b) and subject to Executive’s execution and non-revocation of a waiver and release of claims agreement in the Company’s customary form (a “Release”) in accordance with Section 4(c), the Company shall (1) pay Executive (i) 100% of his then-current annual base salary for the 12-month period following such termination payable in accordance with the Company’s standard payroll practices and subject to Section 4(c), (ii) any earned but unpaid annual bonus for any year prior to the year of termination by the thirtieth (30th) day following the receipt by the Board or the audit committee thereof of audited financial statements for the applicable calendar year, and in no event later than end of the calendar year following the calendar year in which the services relating to such bonus were performed, and (iii) Executive’s Earned Bonus for the year of termination by the thirtieth (30th) day following the receipt by the Board or the audit committee thereof of audited financial statements for the applicable calendar year, and in no event later than end of the calendar year following the calendar year in which the services relating to such bonus were performed, each of which obligations shall remain in effect even if Executive accepts other employment, and (B) subject to Executive’s election to receive COBRA continuation coverage (for himself, and/or his dependents, as applicable), make any COBRA continuation coverage premium payments (not only for Executive, but, if applicable, for Executive’s dependents), for the 6-month period following the termination of Executive’s employment or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

(c) Termination by the Company for Cause or by Executive without Good Reason. If the Company terminates Executive’s employment for Cause or Executive resigns without Good Reason, the Company’s only obligation to Executive shall be to pay Executive his earned but unpaid base salary, if any, up to the Termination Date. The Company shall only be obligated to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required to be paid to Executive by the terms of any such benefit plan, program or policy following the Termination Date.

(d) Termination for Disability. The Company shall have the right to terminate Executive’s employment on or after the date Executive has a Disability, and such a termination shall not be treated as a termination without Cause under this Agreement. If Executive’s employment is terminated on account of a Disability, the Company shall:

(1) subject to Section 4(b), pay Executive his base salary through the end of the month in which his employment terminates as soon as practicable after his employment terminates in accordance with the Company’s standard payroll practices (and, in any event, on or prior to March 15th of the calendar year following the calendar year in which such termination of employment occurs),

(2) subject to Section 4(b), pay Executive his Earned Bonus, for the year in which such termination of employment occurs on the thirtieth (30th) day following the receipt by the Board or the audit committee thereof of audited financial statements for the applicable calendar year, and in no event later than end of the calendar year following the calendar year in which the services relating to such bonus were performed,

(3) subject to Section 4(b), pay Executive any earned but unpaid annual bonus for any year prior to the year of termination on the thirtieth (30th) day following the receipt by the Board or the audit committee thereof of audited financial statements for the applicable calendar year, and in no event later than end of the calendar year following the calendar year in which the services relating to such bonus were performed,

(4) make such payments and provide such benefits as otherwise called for under the terms of each employee benefit plan, program and policy in which Executive was a participant; provided no payments made under Section 2(d)(1), Section 2(d)(2) or Section 2(d)(3), shall be taken into account in computing any payments or benefits described in this Section 2(d)(4), and

(5) subject to Executive’s election to receive COBRA continuation coverage (for himself and/or his dependents, as applicable), make any COBRA continuation coverage premium payments (not only for Executive, but, if applicable, for Executive’s dependents), for the 6-month period following the termination of Executive’s employment or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

(e) Death. If Executive’s employment terminates as a result of his death, the Company shall:

(1) pay Executive his base salary through the end of the month in which his employment terminates as soon as practicable after his employment terminates in accordance with the Company’s standard payroll practices (and, in any event, on or prior to March 15th of the calendar year following the calendar year in which such termination of employment occurs),

(2) pay Executive his Earned Bonus, for the year in which such termination of employment occurs on the thirtieth (30th) day following the receipt by the Board or the audit committee thereof of audited financial statements for the applicable calendar year, and in no event later than end of the calendar year following the calendar year in which the services relating to such bonus were performed,

(3) pay Executive any earned but unpaid annual bonus for any year prior to the year of termination on the thirtieth (30th) day following the receipt by the Board or the audit committee thereof of audited financial statements for the applicable calendar year, and in no event later than end of the calendar year following the calendar year in which the services relating to such bonus were performed,

(4) make such payments and provide such benefits as otherwise called for under the terms of each employee benefit plan, program and policy in which Executive was a participant; provided no payments made under Section 2(e)(1), Section 2(e)(2) or Section 2(e)(3) shall be taken into account in computing any payments or benefits described in this Section 2(e)(4), and

(5) subject to Executive’s election to receive COBRA continuation coverage (for himself and/or his dependents, as applicable), make any COBRA continuation coverage premium payments for Executive’s dependents, for the 6-month period following Executive’s death or, if earlier, until such dependents are eligible to be covered under another substantially equivalent medical insurance plan.

SECTION 3. COVENANTS BY EXECUTIVE

(a) Ranpak Property. Executive upon the termination of Executive’s employment for any reason or, if earlier, upon the Company’s request shall promptly return all “Ranpak Property” which had been entrusted or made available to Executive by the Company, where the term “Ranpak Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or, with others during Executive’s employment which relate to the Company or its products or services.

(b) Trade Secrets. Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates and shall not directly or indirectly use or disclose, any “Trade Secret” that Executive may have acquired during the term of Executive’s employment by the Company for so long as such information remains a Trade Secret, where the term “Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company and any of its Affiliates to maintain its secrecy. This Section 3(b) is intended to provide rights to the Company and its Affiliates which are in addition to, not in lieu of, those rights the Company and its Affiliates have under the common law or applicable statutes for the protection of trade secrets.

(c) Confidential Information. Executive, while employed by the Company and following the Termination Date, shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates, and shall not directly or indirectly use or disclose, any “Confidential Information” that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company without the prior written consent of the Company unless and except to the extent that such disclosure is (1) made in the ordinary course of Executive’s performance of his duties to the Company or (2) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). For the purposes of this Agreement the term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its Affiliates, including, without limitation, Trade Secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included as a Trade Secret under this Agreement) that has not become generally available to the public. The term “Confidential Information” in this Section 3(c) may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers, executives and independent contractors and the terms and conditions of this Agreement. Notwithstanding the provisions of this Section 3(c) to the contrary, Executive shall be permitted to furnish this Agreement to a subsequent employer or prospective employer.

(d) Non-solicitation of Customers or Employees.

(1) Executive (i) while employed by the Company shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or . enterprise (other than the Company or one of its Affiliates), solicit Competing Business from customers of the Company or any of its Affiliates and (ii) during the period of twenty-four months following the Termination Date shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit Competing Business from customers of the Company or any of its Affiliates with whom Executive within the twenty-four month period immediately preceding the Termination Date had or made contact with in the course of Executive’s employment by the Company.

(2) Executive (i) while employed by the Company shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its Affiliates to terminate his or her employment or engagement with the Company or any of its Affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment or engagement), and (ii) during the period of twenty-four months following the Termination Date, shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its Affiliates with whom Executive had contact, knowledge of, or association in the course of Executive’s employment with the Company, as the case may be, during the 12-month period immediately preceding Termination Date, to terminate his or her employment or engagement with the Company or any of its Affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment or engagement).

(e) Non-competition Obligation. Executive, while employed by the Company and during the period of twenty-four months following the Termination Date, will not, for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, or own, manage, operate or control any entity which is primarily engaged in a Competing Business. Notwithstanding the preceding sentence, Executive will not be prohibited from owning less than five (5%) percent of any publicly traded corporation, whether or not such corporation is in a Competing Business.

(f) Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this Section 3 are obligations which will continue beyond the Termination Date and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. The Company in addition shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this Section 3, including but not limited to withholding or recovering any future or past payments made to Executive under Section 2.

(g) Remedy for Breach. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this Section 3 would be inadequate and that the Company shall be entitled ’ to specific performance of the covenants in this Section 3, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 3, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 3 shall be construed as agreements independent of any other provision of this Agreement or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

SECTION 4. SECTION 409A

(a) General. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with Section 409A of the Code, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (1) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (2) comply with the requirements of Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b) Separation from Service under 409A. Notwithstanding any provision to the contrary in this Agreement:

(1) No amount shall be payable pursuant to Section 2 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations with respect to the Company; and

(2) If Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section’ 409A) or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 4(b)(2) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein; and

(3) The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); and

(4) For purposes of Section 409A, Executive’s right to receive installment payments pursuant to Section 2(b) shall be treated as a right to receive a series of separate and distinct payments; and

(5) The amount of any in-kind benefits provided in one year shall not affect the amount of any in-kind benefits provided in any other year.

(c) Release. Notwithstanding anything to’ the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to Executive within seven (7) days following the Termination Date and (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release. For purposes of this Section 4(c). “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 4(c). such amounts shall be paid in a lump sum on the first payroll date to occur on or after the 60th day following the date of Executive’s termination of employment, provided that Executive executes and does not revoke the Release prior to such 60th day (and any applicable revocation period has expired).

SECTION 5. MISCELLANEOUS

(a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:

RANPAK CORP.

P.O. Box 8004

7990 Auburn Road

Concord Township, OH 44077

Notices and communications to Executive shall be sent to:

J. Mark Borseth

310 Southfield Rd. #2

Birmingham, MI 48009

or such address as may be reflected on the current books and records of the Company.

(b) No Waiver. No failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

(c) Ohio Law. This Agreement shall be governed by Ohio law without reference to the choice of law principles thereof or any other jurisdiction. Any litigation that may be brought by either the Company or Executive involving the enforcement of this Agreement or any rights, duties, or obligations under this Agreement, shall be brought exclusively in an Ohio state court or United States District Court located in the Northern District in the State of Ohio.

(d) Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company or any segment of such business. The Company may assign this Agreement to any Affiliate or successor, and no such assignment shall be treated as a termination of Executive’s employment. Executive’s rights and obligations under this Agreement are personal and shall not be assigned or transferred.

(e) Other Agreements. This Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company, and this Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions.

(f) Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

(g) Invalidity. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.

(h) Litigation. In the event that either party to this Agreement institutes litigation against the other party to enforce his or its respective rights under this Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation.

(i) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

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IN WITNESS WHEREOF, the Company and Executive have executed this Severance and Non-Competition Agreement in multiple originals effective as of the date first above written.

RANPAK CORP.		EXECUTIVE

By	/s/ James J. Cornett	/s/ J. Mark Borseth
Name:	James J. Cornett	J. Mark Borseth
Title:	Vice President

Signature Page to Borseth Severance and Non-Compete Agreement